Exhibit 99.1

            Datastream Systems, Inc. Reports First Quarter Results; Quarterly Operating Income Grows 36% over the First Quarter of 2003

     GREENVILLE, S.C.--(BUSINESS WIRE)--April 28, 2004--

         Company Delivers 14th Consecutive Quarter of Positive Operating
                                    Cash Flow

     Datastream Systems, Inc. (Nasdaq: DSTM) today announced results for the Company's first quarter ended March 31, 2004.
     Total revenues for the first quarter of 2004 were $23.1 million compared with $22.8 million for the first quarter of the prior year. Total software license revenues for the first quarter of 2004 remained stable at $6.5 million compared to the first quarter of the prior year. Operating income for the first quarter of 2004 grew 36% to $1.9 million compared with operating income of $1.4 million for the same period last year. Net income for the first quarter of 2004 grew 36% to $1.3 million compared with net income of $957,738 for the same period last year. Diluted earnings per share was $0.06 for the first quarter of 2004 compared to $0.05 for the same period last year.
     Sequentially, first quarter 2004 total revenues increased 1% from fourth quarter 2003 revenues of $22.8 million. First quarter 2004 software license revenues decreased 6% from fourth quarter 2003 total software license revenues of $6.9 million. Operating income for the first quarter of 2004 decreased 10% from $2.1 million in the fourth quarter 2003. Net income for the first quarter 2004 decreased 13% from $1.5 million, in the fourth quarter of 2003.
     Larry Blackwell, Datastream's chief executive officer, commented, "After years of investment, we are pleased to see healthy returns on our investments in Datastream 7i-related hosting and e-commerce services, which now represent more than 25% of our operating income. These services demonstrate the unique strengths of our company in establishing a positive foundation for future growth."
     The Company's cash and cash equivalents totaled $46.0 million at March 31, 2004, an increase of 23% from $37.3 million at March 31, 2003 and an increase of 2% from $44.9 million at December 31, 2003. Days Sales Outstanding, or DSOs, were at 64 days for the first quarter 2004, a decrease of four days from the first quarter of 2003 and a decrease of five days over the fourth quarter 2003. Net cash provided by operating activities for the first quarter 2004 was approximately $3.4 million, representing the 14th consecutive quarter of positive operating cash flow.
     Datastream 7i license revenue was $4.2 million in the first quarter of 2004, a 2% decrease in Datastream 7i license revenue from the same quarter of 2003 and a 2% decrease from the fourth quarter of 2003. For the first quarter 2004, Datastream 7i license revenue represented 65% of the Company's license revenue mix, which was equivalent to the same quarter of 2003. Datastream 7i license revenues for all periods compared include Datastream 7i, Datastream 7i Buy and third party software sold in conjunction with Datastream 7i.
     For the fiscal year 2004, the Company reaffirms its expectation of diluted earnings per share to range between $0.28 and $0.32 per share, based on total revenue growth of approximately 5% above fiscal 2003 results. For the second quarter 2004, the Company expects revenues to range between $23.5 and $24.5 million and diluted earnings per share to range between $0.05 and $0.08.

     Conference Call

     Datastream will host a conference call today at 9:00 a.m., EDT with any and all interested persons to review its performance and discuss its financial expectations and strategic direction. Please dial 1-800-915-4836 and ask for the Datastream teleconference. For international callers, the dial-in number is 1-973-317-5319. The replay will be available from 11:00 a.m., EDT on April 28, 2004 until 11:59 p.m., EDT on April 30, 2004. The dial-in number for the replay is 1-800-428-6051 and the pass code is 347220. For international callers, the dial-in for the replay is 1-973-709-2089. Datastream's conference call will be accessible today via live audio Webcast at 9:00 a.m., EDT at www.datastream.net/investor.

     About Datastream Systems, Inc.

     Datastream Systems, Inc. (NASDAQ: DSTM) provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.
     By using Datastream's solutions, customers can maintain and manage capital assets - such as manufacturing equipment, vehicle fleets and buildings - and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream 7i(TM), delivers a complete Asset Performance Management infrastructure by combining an Internet, web services architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.
     Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net.

     This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: increasing competition in the markets in which the Company competes; the stability of the Company's strategic relationships with third party suppliers and technologies; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet-based products, successfully manage its international operations, enhance its current products and develop new products and services that address technological and market developments; and other risk factors listed from time to time in Datastream's SEC reports, including, but not limited to the "Risk Factors" contained in the Datastream's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.
     Datastream and Datastream 7i are marks of Datastream Systems, Inc. ("Datastream" or the "Company"). All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.


              DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                Consolidated Statements of Operations
                             (unaudited)

                                              Three Months Ended
                                                  March 31,
                                             2004           2003
                                        ------------------------------

   Software product                      $   6,456,775  $   6,521,646
   Services and support                     16,630,065     16,262,586
                                          -------------  -------------

Total revenues                              23,086,840     22,784,232

   Cost of software product                    487,768        220,730
   Cost of services and support              6,856,993      7,558,285
                                          -------------  -------------

Total cost of revenues                       7,344,761      7,779,015
                                          -------------  -------------

Gross profit                                15,742,079     15,005,217

Operating expenses:
   Sales and marketing                       7,329,302      7,251,272
   Research and development                  3,392,373      2,870,320
   General and administrative                3,146,682      3,506,094
                                          -------------  -------------

Total operating expenses                    13,868,357     13,627,686
                                          -------------  -------------

Operating income                             1,873,722      1,377,531
   Other income, net                           140,889         96,052
                                          -------------  -------------

Income before income taxes                   2,014,611      1,473,583
   Income tax expense                          701,348        515,845
                                          -------------  -------------

Net income                               $   1,313,263  $     957,738
                                          =============  =============

   Basic net income per share            $        0.07  $        0.05
                                          =============  =============

   Diluted net income per share          $        0.06  $        0.05
                                          =============  =============

   Basic weighted average number of
    common shares outstanding               20,203,696     20,017,239

   Diluted weighted average number of
    common shares outstanding               20,650,665     20,369,362



              DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                Condensed Consolidated Balance Sheets
                             (unaudited)

                                ASSETS

                                           March 31,    December 31,
                                             2004           2003
                                        ------------------------------
Cash and cash equivalents                $  45,963,594  $  44,874,599
Accounts receivable, net                    16,374,274     17,422,089
Unbilled revenue                             1,365,750      1,089,540
Other assets                                 3,690,344      4,758,283
                                          -------------  -------------

Total current assets                        67,393,962     68,144,511

Investment                                     501,983        501,983
Property and equipment, net                 11,181,553     11,238,830
Deferred income taxes, net                   4,098,198      4,049,011
Other intangible assets                         81,472        104,252
                                          -------------  -------------

Total assets                             $  83,257,168  $  84,038,587
                                          =============  =============


                 LIABILITIES AND STOCKHOLDERS' EQUITY

                                           March 31,    December 31,
                                             2004           2003
                                        ------------------------------
Unearned revenue                         $  18,684,485  $  16,842,539
Other current liabilities                    9,549,943     11,869,654
Stockholders' equity                        55,022,740     55,326,394
                                          -------------  -------------

Total liabilities and stockholders'
 equity                                  $  83,257,168  $  84,038,587
                                          =============  =============



              DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

           Condensed Consolidated Statements of Cash Flows
                             (unaudited)

                                              Three Months Ended
                                                  March 31,
                                             2004           2003
                                        ------------------------------
Cash flows from operating activities:
   Net income                            $   1,313,263  $     957,738

   Adjustments to reconcile net income
    to net cash provided from operating
    activities:
      Depreciation                             740,345        812,156
      Other operating activity
       adjustments                           1,335,372      2,115,627
                                          -------------  -------------

Net cash provided by operating
 activities                                  3,388,980      3,885,521

Net cash used in investing activities         (683,068)      (701,962)

Net cash used in financing activities       (1,240,056)      (568,547)

Foreign currency translation adjustment       (376,861)       (57,934)
                                          -------------  -------------

Net increase in cash and cash equivalents    1,088,995      2,557,078
Cash and cash equivalents at beginning of
 period                                     44,874,599     34,721,471
                                          -------------  -------------

Cash and cash equivalents at end of
 period                                  $  45,963,594  $  37,278,549
                                          =============  =============

    CONTACT: SparkSource, Inc.
             Andy Murphy, 781-274-6061
             investor@datastream.net